Exhibit 99.1

INmune Bio Announces Final Phase I Clinical Data for its Soluble TNF Inhibitor, INB03, Demonstrates Efficacy and Safety; INB03 is Advancing to Phase II Trials

Phase II program to focus on women with trastuzumab resistant HER2+ breast cancer

LA JOLLA, Calif. , Dec. 17, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc., an immunology company developing therapies that reprogram the patient’s innate immune system to treat diseases, today announced that it has successfully completed the Phase I trial of INB03 and the database has been locked.  The Phase I trial was an open-label, dose-escalation trial in patients with advanced solid tumors.  “This was our first trial of the DN-TNF platform in patients, and we are pleased with the safety and efficacy results,” said RJ Tesi, MD, CEO and CMO of INmune Bio. “This milestone now allows us to move the trial to Phase II in cancer and leverage our data into other programs for our DN-TNF platform.”

Key Findings:

●	1 mg/kg was selected as the recommended Phase II dose for further studies.

●	Across all cancer subsets, INB03 showed no toxicities or serious adverse events and was well tolerated.

●	The inflammatory cytokine IL-6, a biomarker of soluble TNF function decreased by more than 50% in half the patients suggesting a pharmacodynamic effect of INB03.

The Phase II program will be targeting trastuzumab resistant HER2+ breast cancer using INB03 as part of combination therapy. The program is based on data presented at the San Antonio Breast Cancer Symposium in 2018 by Professor Roxana Schillaci. The data revealed that women with MUC4 expressing HER2+ breast cancers have worse survival than women who do not express MUC4. Furthermore, the data illustrated treatment with INB03 decreased MUC4 expression to make the HER2 expressing cancer sensitive to trastuzumab.

“Resistance to trastuzumab is common problem in women with HER2+ breast cancer,” said RJ Tesi, MD, CEO and CMO of INmune Bio. “Current therapies attempt to treat the breast cancer without eliminating the resistance mechanism.  In animal models, INB03, by neutralizing the soluble TNF that drives MUC4 expression, makes the resistant cancer cells sensitive to trastuzumab.  We plan to confirm this observation in the Phase II clinical trial in women with metastatic HER2+ breast cancer.”

Breast cancer is the most common cancer in women in the US with more than 268,000 new cases in 2019 according to the from the  American Cancer Society.  Because of the population growth and demographic changes, more than 400,000 new cases of breast cancer are expected in 2030.  The breast cancer therapy market is expected to grow at more than 9% CAGR and will be valued in excess of $28 billion USD in 2024.

About INmune Bio, Inc.  INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for cancer (INB03), Alzheimer’s (XPro1595), and NASH (LivNate). The Innate Immune Priming Platform includes INKmune aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. To learn more, please visit  www.inmunebio.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03 and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

Media Contact:
David Schull
(212) 845-4271
David.Schull@russopartnersllc.com